SECOND SUPPLEMENTAL INDENTURE dated as of September 15, 1998, between ECHO BAY MINES LTD., a corporation duly incorporated and existing under the laws of Canada, having its registered office at 1210 ManuLife Place, 10180-101 Street, Edmonton, Alberta T5J 3S4 (the "Company"), and Bankers Trust Company, a New York corporation, as trustee (the "Trustee") under the Indenture dated as of March 27, 1997, between the Company and the Trustee (the "Original Indenture").

     WHEREAS the Company and the Trustee have previously executed and delivered a First Supplemental Indenture dated as of March 27, 1997 (the "First Supplemental Indenture" and together with the Original Indenture, the "Indenture"), pursuant to which the Company has issued its 11% Junior Subordinated Debentures due 2027 (the "Capital Securities").

     WHEREAS the Indenture provides that, during any Extension Period, interest on the Capital Securities accrues at the rate of 12% per annum, compounded semiannually and no interest payments are required to be made during an Extension Period except at the end thereof.

     WHEREAS the Company desires to supplement the Indenture with respect to the Capital Securities pursuant to Section 9.1(b) of the Original Indenture in order to add a covenant to pay additional interest in certain circumstances for the benefit of Holders; and

     WHEREAS all capitalized terms used herein, but not defined herein, are used as defined in the Original Indenture or the First Supplemental Indenture, as the case may be.

     NOW THEREFORE, the Company covenants and agrees with the Trustee as follows:

     SECTION 1. The following Section 5.04 is hereby added to the First Supplemental Indenture:

          SECTION 5.04. Additional Deferred Interest. The Company shall pay to each Holder on the Interest Payment Date that ends any Extension Period (the "Final Interest Payment Date") an amount, as additional interest with respect to such Extension Period, equal to the following:

          one-half of one percent (.50%) times the principal amount outstanding, compounded semiannually at twelve percent (12%) per annum on each Interest Payment Date during the period from

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          and including the first Interest Payment Date on which the payment of interest is deferred to but excluding the Final Interest Payment Date, minus one-half of one percent (.50%) times the principal amount outstanding.

     The foregoing payment shall constitute additional Deferred Interest for all purposes of the Indenture and shall be payable in addition to all amounts of interest otherwise due with respect to the Capital Securities. The obligation to pay the amount provided for in this Section 5.04 shall not in any way affect the obligations of the Company otherwise arising hereunder.

     SECTION 2. Ratification of Indenture. The Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

     SECTION 3. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

     SECTION 4. Governing Law. This Second Supplemental Indenture and each Capital Security shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

     SECTION 5. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

     3 SECTION 6. Successors. All agreements of the Company in this Second Supplemental Indenture shall bind its successor. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successor.


     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.


                                   ECHO BAY MINES LTD.


                                     by   /S/ PETER H. CHEESBROUGH
                                        ---------------------------------------
                                         Name: Peter H. Cheesbrough
                                         Title: Senior Vice President and
                                                Chief Financial Officer

[Seal]



                                   BANKERS TRUST COMPANY,
                                   as Trustee,


                                     by   /S/ SUSAN JOHNSON
                                        ---------------------------------------
                                         Name:  Susan Johnson
                                         Title:  Assistant Vice President